Exhibit (a)(1)(M)

FORM OF E-MAIL ANNOUNCEMENT OF NEW

NUMBERS OF UNDERLYING SHARES

Date:	October 14, 2010

To:

From:	Luna Innovations Incorporated

Re:	Eligible Options

You only have two business days left to elect to tender to us your eligible option grants as part of the Luna Innovations Incorporated Offer to Exchange Certain Outstanding Options for New Stock Option Grants (referred to as the “Offer to Exchange”). The Offer to Exchange is scheduled to expire at 12:00 midnight, U.S. Eastern Time, on October 18, 2010.

Our closing stock price on October 14, 2010 (the “Exchange Ratio Determination Date”) was $            , and 125% of our average closing stock price for the 60-day period ending on the Exchange Ratio Determination Date was $            . Accordingly, we are now able to calculate the number of shares subject to the new options you would receive for each eligible option under the Offer to Exchange dated September 20, 2010 if you elect to participate in the Offer to Exchange. Subject to the other terms and conditions of the exchange offer, if you decide to participate in the Offer to Exchange, you would be granted a new option, for each eligible option you tender, entitling you to purchase the number of shares of our common stock listed for that option in the table attached to this e-mail.

As further described in the Option to Exchange, the exercise price of your new option will be the greater of: (1) the closing price of our common stock as reported on NASDAQ on the expiration date of the Offer to Exchange, which is scheduled for October 18, 2010 (the “Expiration Date”), or (2) 125% of our average closing stock price for the 60-day period ending on the Expiration Date.

If you would like to participate in this offer, you must properly complete and deliver to me an election to participate on the Election Form and Eligible Option Information Sheet before 12:00 midnight, U.S. Eastern Time, on October 18, 2010, unless we extend the expiration date. You must use one of the following means to deliver your signed forms:

By Mail or Courier

Luna Innovations Incorporated

1 Riverside Circle, Suite 400

Roanoke, VA 24016

Attention: Kimberly Bush, Stock Plan Administrator

Phone: (540) 769-8467

By Facsimile

Luna Innovations Incorporated

Attention: Kimberly Bush, Stock Plan Administrator

Facsimile: (540) 769-8401

By Hand or Interoffice Mail (Before 5:00 p.m. U.S. Eastern Time on October 18, 2010)

Attention: Kimberly Bush, Stock Plan Administrator

By Email (By PDF or similar imaged document file)

stockadmin@lunainnovations.com

If you have already tendered eligible option grants for exchange, your election may be withdrawn at any time before 12:00 midnight, U.S. Eastern Time, on October 18, 2010, unless we extend the expiration date, in which case withdrawals must be received before such later expiration date and time. To withdraw tendered eligible option grants, you must deliver, mail, fax or email (a PDF or similar imaged document file) a properly completed and signed Notice of Withdrawal to the attention of Kimberly Bush, Stock Plan Administrator, by hand, by interoffice mail, by facsimile to (540) 769-8401, by regular or overnight mail to Luna Innovations Incorporated at 1 Riverside Circle, Suite 400, Roanoke, VA 24016, or by email to stockadmin@lunainnovations.com. Withdrawals may not be rescinded and any eligible option grants withdrawn will not be considered to be properly tendered unless the withdrawn eligible option grants are properly re-tendered before the expiration date by following the procedures described above.

If you have not yet tendered your eligible option grants, you may do so at any time before 12:00 midnight, U.S. Eastern Time, on October 18, 2010 as described above.

You should direct questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Exchange Offer, the Election Form, your Eligible Option Information Sheet or other documents relating to this Exchange Offer) to Kimberly Bush, Luna Innovations’ Stock Plan Administrator at 1 Riverside Circle, Suite 400, Roanoke, VA 24016 or by calling (540) 769-8467 or sending an email to stockadmin@lunainnovations.com.

Eligible Optionholder Name:

Grant Date of Eligible Option	Number of Shares Underlying Eligible Option	Exercise Price of Eligible Option	Grant Type	Number of Shares Underlying New Option